(j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

ING Variable Portfolios

We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

January 25, 2008